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                                                                EX-99.B5(j)

                                SUB-ADVISORY AGREEMENT



     THIS AGREEMENT is made as of this 1st day of January, 1996, by and among NationsBanc Advisors, Inc., a North Carolina corporation (the "Adviser"), TradeStreet Investment Associates, Inc., a Maryland corporation (the "Sub-Adviser"), and Nations Fund Trust, a Massachusetts business trust (the "Trust"), on behalf of those portfolios of the Trust now or hereafter identified on Schedule I hereto (each a "Fund" and collectively, the "Funds").

                                         RECITALS

     WHEREAS, the Trust is registered with the Securities and Exchange Commission (the "Commission") under the Investment Company Act of 1940, as amended (the "1940 Act") as an open-end, series management investment company; and

     WHEREAS, the Adviser is registered with the Commission under the Investment Advisers Act of 1940, as amended (the "Advisers Act") and engages in the business of acting as an investment adviser; and

     WHEREAS, the Sub-Adviser also is registered with the Commission under the Advisers Act as an investment adviser; and

     WHEREAS, the Adviser and the Trust have entered into an Investment Advisory Agreement of even date herewith (the "Investment Advisory Agreement"), pursuant to which the Adviser shall act as investment adviser with respect to the Funds; and

     WHEREAS, pursuant such Investment Advisory Agreement, the Adviser, with the approval of the Trust, wishes to retain the Sub-Adviser for purposes of rendering advisory services to the Adviser and the Trust in connection with the Funds upon the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

     1. Appointment of Sub-Adviser. The Adviser hereby appoints, and the Trust hereby approves, the Sub-Adviser to render investment research and advisory services to the Adviser and the Trust with respect to the Funds, under the supervision of the Adviser and subject to the policies and control of the Trust's Board of Trustees, and the Sub-Adviser hereby accepts such appointment, all subject to the terms and conditions contained herein.

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     2. Investment Services.  The specific duties of the Adviser delegated to the Sub-Adviser shall be the following:

            (a) obtaining and evaluating pertinent information about significant developments and economic, statistical and financial data, domestic, foreign or otherwise, whether affecting the economy generally or the Funds specifically, and whether concerning the individual issuers whose securities are included in the Funds or the activities in which such issuers engage, or with respect to securities which the Adviser or Sub-Adviser considers desirable for inclusion in the Funds;

                (b) investing and reinvesting, on an ongoing basis, assets held in the Funds in strict accordance with the investment policies of the Funds as set forth in the registration statement of the Trust with respect to the Funds, as the same may be amended from time to time;

                (c) in accordance with policies and procedures established by the Board of Trustees of the Trust and the Adviser, selecting brokers and dealers to execute portfolio transactions for the Funds and selecting the markets on or in which the transactions will be executed;

                (d) voting, either in person or by general or limited proxy, or refraining from voting, any securities held in the Funds for any purposes; exercising or selling any subscription or conversion rights; consenting to and joining in or opposing any voting trusts, reorganizations, consolidations, mergers, foreclosures and liquidations and in connection therewith, depositing securities, and accepting other property received therefor; and

                (e) performing other acts necessary or appropriate in connection with the proper management of the Funds, consistent with its obligations hereunder, and as may be directed by the Adviser and/or the Trust's Board of Trustees.

            3. Control by Board of Trustees. As is the case with respect to the Adviser under the Investment Advisory Agreement, any investment activities undertaken by the Sub-Adviser pursuant to this Agreement, as well as any other activities undertaken by the Sub-Adviser with respect to the Funds, shall at all times be subject to any directives of the Board of Trustees of the Trust.

        4. Compliance with Applicable Requirements. In carrying out its obligations under this Agreement, the Sub-Adviser shall at all times conform to:

            (a) all applicable provisions of the 1940 Act, the Advisers Act and any rules and regulations adopted thereunder;

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                (b) the provisions of the registration statement of the
          Trust applicable to the Funds, as the same may be amended from time to time, under the Securities Act of 1933 and the 1940 Act;

                (c) the provisions of the Declaration of Trust of the Trust, as the same may be amended from time to time;

                (d) the provisions of the Code of Regulations of the Trust, as the same may be amended from time to time;

                (e) any other applicable provisions of state or federal law.

            In addition, any code of ethics adopted by the Sub-Adviser pursuant to Rule 17j-1 under the 1940 Act shall include policies, prohibitions and procedures which substantially conform to the recommendations regarding personal investing approved by the Board of Governors of the Investment Company Institute on June 30, 1994, as such recommendations may be amended from time to time.

        5. Broker-Dealer Relationships. The Sub-Adviser is responsible for the purchase and sale of securities for the Funds, broker-dealer selection, and negotiation of brokerage commission rates. The Sub-Adviser's primary consideration in effecting a security transaction will be to obtain the best price and execution. In selecting a broker-dealer to execute each particular transaction for a Fund, the Sub-Adviser will take the following into consideration: the best net price available, the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the Fund on a continuing basis. Accordingly, the price to the Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered. Subject to such policies as the Adviser or the Trust's Board of Trustees may from time to time determine, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of having caused a Fund to pay a broker or dealer that provides brokerage and research services to the Sub-Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Sub-Adviser with respect to the Fund and to other clients of the Sub-Adviser. The Sub-Adviser is further authorized to allocate the orders placed by it on behalf of the Funds to brokers and dealers who also provide research or statistical material, or other services to the Funds or to the Sub-Adviser. Such allocation shall be in such amounts and proportions as the Sub-Adviser shall determine and the Sub-Adviser will report on said allocations regularly to the Adviser and to the Board of Trustees of the

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  Trust indicating the brokers to whom such allocations have been made and the basis therefor.

        6. Compensation. The Adviser shall pay the Sub-Adviser, as compensation for services rendered hereunder, fees, payable monthly, at the annual rates indicated on Schedule I hereto, as such Schedule may be amended or supplemented from time to time. It is understood that the Adviser shall be responsible for the Sub-Adviser's fee for its services hereunder, and the Sub-Adviser agrees that it shall have no claim against the Trust or the Fund with respect to compensation under this Agreement.

        The average daily net asset value of the Funds shall be determined in the manner set forth in the Declaration of Trust and registration statement of the Trust, as amended from time to time.

        7. Expenses of the Funds. All of the ordinary business expenses incurred by the Trust in the operations of the Funds and the offering of their shares shall be borne by the Funds unless specifically provided otherwise in this Agreement. These expenses borne by the Funds include but are not limited to brokerage commissions, taxes, legal, auditing, or governmental fees, the cost of preparing share certificates, custodian, transfer agent and shareholder service agent costs, expenses of issue, sale, redemption and repurchase of shares, trustees and shareholder meetings, the cost of preparing and distributing reports and notices to shareholders, the fees and other expenses incurred by the Funds in connection with membership in investment company organizations and the cost of printing copies of prospectuses and statements of additional information distributed to the Funds' shareholders.

        8. Expense Limitation. If, for any fiscal year of a Fund, the amount of the aggregate advisory fee which the Trust would otherwise be obligated to pay with respect to the Fund is reduced pursuant to expense limitation provisions of the Investment Advisory Agreement, the fee which the Sub-Adviser would otherwise receive pursuant to this Agreement shall be reduced proportionately.

        9. Non-Exclusivity. The services of the Sub-Adviser to the Adviser and the Trust with respect to the Fund are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory and administrative or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that the officers and directors of the Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any the person, or from serving as partners, officers, directors or trustees of any other firm or trust, including other investment advisory companies.

        10. Records. The Sub-Adviser shall provide to the Adviser, with respect to the orders the Sub-Adviser places for the purchases and sales of portfolio securities of the Funds, the documents and records required pursuant to Rule 31a-1 under the 1940 Act as well as such records as the Funds' administrator reasonably requests to be maintained,

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  including, but not limited to, trade tickets and confirmations for portfolio trades. All such records shall be maintained in a form acceptable to the Funds and in compliance with the provisions of Rule 31a-1. All such records will be the property of the Funds and will be available for inspection and use by the Funds. The Sub-Adviser will promptly notify the Adviser and the Fund's administrator if it experiences any difficulty in providing the records in an accurate and complete manner.

        11. Term and Approval. This Agreement shall become effective with respect to each Fund as of the date first set forth above and shall thereafter continue in force and effect for one year, and may be continued from year to year with respect to each Fund thereafter, provided that the continuation of the Agreement is specifically approved at least annually:

                (a) (i) by the Trust's Board of Trustees or (ii) by the vote of "a majority of the outstanding voting securities" of the Fund (as defined in Section 2(a)(42) of the 1940 Act); and

                 (b) by the affirmative vote of a majority of the Trustees of the Trustees who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of a party to this Agreement (other than as Trustees of the Trust), by votes cast in person at a meeting specifically called for such purpose.

            12. Termination. This Agreement may be terminated at any time with respect to a Fund, without the payment of any penalty, by vote of the Trust's Board of Trustees or by vote of a majority of the Fund's outstanding voting securities, or by the Adviser, or by the Sub-Adviser on sixty (60) days' written notice to the other parties to this Agreement. Any party entitled to notice may waive the notice provided for herein. This Agreement shall automatically terminate in the event of its assignment, the term "assignment" for purposes of this paragraph having the meaning defined in Section 2(a)(4) of the 1940 Act.

        13. Liability of Sub-Adviser. In the absence of willful misfeasance, bad faith, negligence or reckless disregard of obligations or duties hereunder on the part of the Sub-Adviser or any of its officers, directors, employees or agents, the Sub-Adviser shall not be subject to liability to the Adviser or to the Trustees for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

        14. Indemnification. In the absence of willful misfeasance, bad faith, negligence or reckless disregard of duties hereunder on the part of the Sub-Adviser, or any officers, directors, employees or agents thereof, the Trust hereby agrees to indemnify and hold harmless the Sub-Adviser against all claims, actions, suits or proceedings at law or in equity whether brought by a private party or a governmental department, commission, board, bureau, agency or instrumentality of any kind, arising from the

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  advertising, solicitation, sale, purchase or pledge of securities, whether of the Funds or other securities, undertaken by the Funds, their officers, directors, employees, agents or affiliates, resulting from any violations of the securities laws, rules, regulations, statutes and codes, whether federal or of any state, by the Funds, their officers, directors, employees or affiliates. Federal and state securities laws impose liabilities under certain circumstances on persons who act in good faith, and nothing herein shall constitute a waiver or limitation of any rights which a Fund may have and which may not be waived under any applicable federal and state securities laws.

        15. Notices. Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to such address as may be designated for the receipt of such notice, with a copy to the Trust. Until further notice, it is agreed that the address of the Trust shall be 111 Center Street, Little Rock, Arkansas 72201; that of the Sub-Adviser shall be One NationsBank Plaza, Charlotte, North Carolina 28255; and that of the Adviser shall be One NationsBank Plaza, Charlotte, North Carolina 28255.

        16. Questions of Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act or the Advisers Act shall be resolved by reference to such term or provision of the 1940 Act or the Advisers Act and to interpretations thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the 1940 Act or the Advisers Act. In addition, where the effect of a requirement of the 1940 Act or the Advisers Act reflected in any provision of this Agreement is revised by rule, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

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       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in triplicate by their respective officers on the day and year first written above.


                                         NATIONS FUND TRUST
                                         on behalf of the Funds

  Attest:

  _________________________              By: _________________________
  Name:____________________                  _________________________
                                             A. Max Walker
                                             President





                                         NATIONSBANC ADVISORS, INC.

  Attest:

  _________________________              By: _________________________
  Name:____________________                  _________________________
                                             Mark H. Williamson
                                             President and Director


                                         TRADESTREET INVESTMENT
                                         ASSOCIATES, INC.

  Attest:

  _________________________              By: _________________________
  Name:____________________                  _________________________
                                             Andrew M. Silton
                                             President and Director


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                                 SCHEDULE I


               Fund                                     Rate of
                                                        Compensation

  Nations Government Money Market Fund                    0.055%
  Nations Tax Exempt Fund                                 0.07%
  Nations Value Fund                                      0.25%
  Nations Capital Growth Fund                             0.25%
  Nations Emerging Growth Fund                            0.25%
  Nations Equity Index Fund                               0.20%
  Nations Disciplined Equity Fund                         0.25%
  Nations Balanced Assets Fund                            0.25%
  Nations Short-Intermediate Government Fund              0.15%
  Nations Short-Term Income Fund                          0.15%
  Nations Diversified Income Fund                         0.15%
  Nations Strategic Fixed Income Fund                     0.15%
  Nations Municipal Income Fund                           0.07%
  Nations Short-Term Municipal Income Fund                0.07%
  Nations Intermediate Municipal Bond Fund                0.07%
  Nations Florida Municipal Bond Fund                     0.07%
  Nations Georgia Municipal Bond Fund                     0.07%
  Nations Maryland Municipal Bond Fund                    0.07%
  Nations North Carolina Municipal Bond Fund              0.07%
  Nations South Carolina Municipal Bond Fund              0.07%
  Nations Tennessee Municipal Bond Fund                   0.07%
  Nations Texas Municipal Bond Fund                       0.07%
  Nations Virginia Municipal Bond Fund                    0.07%
  Nations Florida Intermediate Municipal Bond Fund        0.07%
  Nations Georgia Intermediate Municipal Bond Fund        0.07%
  Nations Maryland Intermediate Municipal Bond Fund       0.07%
  Nations North Carolina Intermediate Municipal Bond Fund 0.07% Nations South Carolina Intermediate Municipal Bond Fund 0.07%
  Nations Tennessee Intermediate Municipal Bond Fund      0.07%
  Nations Texas Intermediate Municipal Bond Fund          0.07%
  Nations Virginia Intermediate Municipal Bond Fund       0.07%